Exhibit 10.5

WHITING PETROLEUM CORPORATION
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

	Through February 23, 2005
		Committee Service
	Board Service	Audit	Compensation	Nominating and Governance
Annual Retainer	$20,000
Restricted Stock, vesting over three years	$30,000
Committee Chair		$12,000	$5,000	$5,000
Committee Member		$2,500	$1,000	$1,000
Meeting fee, including telephonic meetings
of over one hour	$1,500	$1,500	$1,000	$1,000
Telephonic meetings of one hour or less	$1,500	$1,500	$1,000	$1,000

	Effective February 24, 2005
			Committee Service
	Board Service		Audit	Compensation	Nominating and Governance
Annual Retainer	$30,000
Restricted Stock, vesting over three years	1,500	shares
Committee Chair			$16,000	$10,000	$8,000
Committee Member			$3,000	$1,500	$1,000
Meeting fee, including telephonic meetings
of over one hour	$1,500		$1,500	$1,000	$1,000
Telephonic meetings of one hour or less	$750		$750	$500	$500